Exhibit 99.1
NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts:
Media	Financial Analysts and Institutional Investors
Ameren Communications	Andrew Kirk
314.554.2182	314.554.3942
communications@ameren.com	akirk@ameren.com
For Immediate Release
Ameren Announces 2025 Results, Affirms Guidance for 2026 Earnings
and Issues Long-Term Growth Guidance
•2025 GAAP Diluted Earnings Per Share (EPS) were $5.35 vs. $4.42 in 2024
•2025 Adjusted (Non-GAAP) EPS were $5.03 vs. $4.63 in 2024
•Earnings Guidance Range for 2026 Affirmed at $5.25 to $5.45 per Diluted Share
•EPS Compound Annual Growth Rate Guidance of 6% to 8% issued for 2026 through 2030, using 2026 Guidance Midpoint as Base
ST. LOUIS (Feb. 11, 2025) — Ameren Corporation (NYSE: AEE) today announced 2025 net income attributable to common shareholders in accordance with generally accepted accounting principles (GAAP) of $1,456 million, or $5.35 per diluted share, compared to 2024 net income attributable to common shareholders of $1,182 million, or $4.42 per diluted share. Excluding certain 2025 tax benefits and 2024 charges discussed below, Ameren recorded 2025 adjusted net income attributable to common shareholders of $1,370 million, or $5.03 per diluted share, compared to 2024 adjusted net income attributable to common shareholders of $1,237 million, or $4.63 per diluted share.
Adjusted earnings results for 2025 reflect strong execution of the company's strategy and solid operating performance. Higher earnings were primarily the result of increased earnings on infrastructure investments, new electric service rates and higher electric retail sales at Ameren Missouri, the latter driven primarily by favorable weather in 2025. These positive factors were partially offset by increased interest expense at Ameren Missouri and Ameren Parent and higher energy center and tree trimming expenditures that drove higher operations and maintenance expenses at Ameren Missouri. Finally, the earnings comparison also reflected higher weighted-average basic common shares outstanding in 2025.

"Our steadfast focus remains on the customers and communities we serve," said Martin J. Lyons Jr., chairman, president and chief executive officer of Ameren Corporation. "Customers depend on us to bring them reliable, resilient energy while keeping their bills as low as possible. A disciplined and strategic approach to investing in our electric and natural gas infrastructure to bolster reliability and facilitate growth in our communities is more important than ever."

Ameren recorded GAAP net income attributable to common shareholders for the three months ended December 31, 2025, of $252 million, or 92 cents per diluted share, compared to GAAP and adjusted net income attributable to common shareholders of $207 million, or 77 cents per diluted share, for the same period in 2024. Excluding certain fourth quarter 2025 tax benefits, Ameren recorded 2025 adjusted net income for the three months ended December 31, 2025, of $214 million, or 78 cents per diluted share.
The year-over-year fourth quarter earnings comparison reflected increased earnings on infrastructure investments, new electric service rates and higher electric retail sales at Ameren Missouri, the latter due to colder winter weather in the fourth quarter of 2025. These positive factors were partially offset by higher interest expense at Ameren Missouri and Ameren Parent and higher operations and maintenance expense at Ameren Missouri. Finally, the earnings comparison also reflected higher weighted-average basic common shares outstanding in the fourth quarter of 2025.
As reflected in the table below, the following items were excluded from 2025 and 2024 adjusted earnings:

	Three Months Ended Dec. 31,				Year Ended Dec. 31,
	2025		2024		2025		2024
GAAP Earnings / EPS	$252	$0.92	$207	$0.77	$1,456	$5.35	$1,182	$4.42
Charge for additional mitigation relief related to Rush Island Energy Center	$—	$—	$—	$—	$—	$—	$59	$0.22
Less: Federal income tax benefit	—	—	—	—	—	—	(14)	(0.05)
Charge, net of tax benefit	$—	$—	$—	$—	$—	$—	$45	$0.17
Charge for customer refunds from FERC order on MISO's allowed base ROE	$—	$—	$—	$—	$—	$—	$12	$0.05
Less: Federal income tax benefit	—	—	—	—	—	—	(2)	(0.01)
Charge, net of tax benefit	$—	$—	$—	$—	$—	$—	$10	$0.04
Tax benefit from FERC and ICC orders on net operating loss carryforwards	$(38)	$(0.14)	$—	$—	$(86)	$(0.32)	$—	$—
Adjusted Earnings / EPS	$214	$0.78	$207	$0.77	$1,370	$5.03	$1,237	$4.63
Earnings and Rate Base Guidance
Today, Ameren affirmed its 2026 earnings guidance range of $5.25 to $5.45 per diluted share. Ameren expects EPS to grow at a 6% to 8% compound annual rate from 2026 through 2030, using the 2026 guidance range midpoint of $5.35 per share as the base. Ameren's multi-year earnings growth is expected to be driven by $31.8 billion of infrastructure investments underpinning projected rate base growth of approximately 10.6% compounded annually from 2025 through 2030.
"We remain focused on execution of our strategy, which includes making meaningful investments to expand and strengthen the energy grid safely and affordably. The investments are expected to deliver superior value for our customers, the communities we serve, and our shareholders," Lyons said.
Ameren's earnings guidance for 2026 and multi-year earnings growth expectations assume normal temperatures and are subject to the effects of, among other things: regulatory, judicial and legislative actions; energy center and energy distribution operations; energy, economic, capital and credit market conditions; customer usage; severe storms; market returns on company-owned life insurance investments; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this release.
Ameren Missouri Segment Results
Ameren Missouri 2025 GAAP and adjusted earnings were $747 million, compared to 2024 GAAP and adjusted earnings of $559 million and $604 million, respectively. Adjusted earnings in 2024 excluded the above-described charge related to settlement of the Rush Island Energy Center New Source Review and Clean Air Act proceeding. The year-over-year adjusted earnings increase reflected earnings on increased infrastructure investments, new electric service rates effective June 1, 2025, and higher electric retail sales driven primarily by colder winter and warmer July weather in 2025. These positive factors were partially offset by higher interest expense and higher operations and maintenance expenses in 2025, the latter driven primarily by higher energy center and tree trimming expenditures.
Ameren Transmission Segment Results
Ameren Transmission 2025 GAAP and adjusted earnings were $415 million and $367 million, respectively, compared to 2024 GAAP and adjusted earnings of $323 million and $333 million, respectively. Adjusted earnings in 2025 excluded the above-described tax benefit related to a Federal Energy Regulatory Commission (FERC) order on accounting treatment of net operating loss carryforwards. Adjusted earnings in 2024 excluded the above-described charges for customer refunds from a FERC order on the Midcontinent Independent System Operator's (MISO) allowed base return on equity (ROE). The year-over-year adjusted earnings increase reflected earnings on increased infrastructure investments in 2025.
Ameren Illinois Electric Distribution Segment Results
Ameren Illinois Electric Distribution 2025 GAAP and adjusted earnings were $281 million and $256 million, respectively, compared to 2024 GAAP and adjusted earnings of $234 million. Adjusted earnings in 2025 excluded the above-described tax benefit related to an Illinois Commerce Commission (ICC) order on accounting treatment of net operating loss carryforwards. The year-over-year adjusted earnings increase reflected earnings on increased infrastructure investments in 2025.
Ameren Illinois Natural Gas Segment Results
Ameren Illinois Natural Gas 2025 GAAP and adjusted earnings were $158 million and $145 million, respectively, compared to 2024 GAAP and adjusted earnings of $149 million. Adjusted earnings in 2025 excluded the above-described tax benefit related to an ICC order on accounting treatment of net operating loss carryforwards.
Ameren Parent Results (includes items not reported in a business segment)
Ameren Parent's 2025 GAAP and adjusted loss was $145 million, compared to a 2024 GAAP and adjusted loss of $83 million. The year-over-year comparison primarily reflected higher interest expense in 2025.

Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Thursday, February 12th to discuss 2025 earnings, 2026 earnings guidance and other matters. Investors, the news media and the public may listen to a live broadcast of the call at AmerenInvestors.com by clicking on "Webcast" under "Q4 2025 Earnings Conference Call," where an accompanying slide presentation will also be available. The conference call will be archived in the “Investors” section of the website under “Quarterly Earnings.”
About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.5 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution service, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects in the Midcontinent Independent System Operator, Inc. For more information, visit Ameren.com, or follow us at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn.com/company/Ameren.

Forward-looking Statements
Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, projections, strategies, targets, estimates, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Annual Report on Form 10-K for the year ended December 31, 2024, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:
•regulatory, judicial, or legislative actions, and any changes in regulatory policies and ratemaking determinations that may change regulatory recovery mechanisms, such as those that may result from appeals filed by Ameren Illinois to the Illinois Appellate Court for the Fifth Judicial District related to ICC orders issued in December 2023, June 2024, and December 2024 in the Multi-Year Rate Plan (MYRP) electric distribution service regulatory rate review, Ameren Illinois’ January 2026 appeal of the November 2025 ICC order issued in the 2025 natural gas delivery service rate review, Ameren Illinois' 2020 qualifying infrastructure plant reconciliation hearing, and the January and April 2025 appeals of FERC’s October 2024 and March 2025 orders by the MISO transmission owners, including Ameren Missouri, Ameren Illinois, and Ameren Transmission Company of Illinois;
•our ability to control costs and make substantial investments in our businesses, including our ability to recover costs and investments, and to earn our allowed ROE, within frameworks established by our regulators, while maintaining affordability of services for our customers;
•the effect and duration of Ameren Illinois' election to utilize MYRPs for electric distribution service ratemaking effective for rates beginning in 2024, including the effect of the reconciliation cap on the electric distribution revenue requirement;
•the effect of Ameren Illinois’ use of the performance-based formula ratemaking framework for its participation in electric energy-efficiency programs, and the related impact of the direct relationship between Ameren Illinois’ ROE and the 30-year United States Treasury bond yields for energy-efficiency revenue requirements through 2026;
•the effect on Ameren Missouri of any customer rate caps or limitations on increasing the electric service revenue requirement pursuant to Ameren Missouri’s election to use the plant-in-service accounting regulatory mechanism;
•Ameren Missouri's ability to construct and/or acquire wind, solar, and other renewable energy generation facilities and battery storage, as well as natural gas-fired and nuclear energy centers, extend the operating license for the Callaway Energy Center, retire fossil fuel-fired energy centers, and implement new or existing customer energy-efficiency programs, including any such construction, acquisition, retirement, or implementation in connection with its Smart Energy Plan, preferred resource plan, or emissions reduction goals, and to recover its cost of investment, a related return, and, in the case of customer energy-efficiency programs, any lost electric revenues in a timely manner, each of which is affected by the ability to obtain all necessary regulatory and project approvals, including certificates of convenience and necessity (CCN) from the MoPSC or any other required approvals;
•our ability to realize and support forecasted energy demand and capacity from new and potential new customers, including demand growth dependent on the addition of new data centers and other large primary service customers within our service territories;
•the effects on energy prices and demand for our services resulting from customer growth patterns or usage, including demand from data centers, technological advances, including advances in customer energy efficiency, electric vehicles, electrification of various industries, energy storage, and private generation sources, which generate electricity at the site of consumption and are becoming increasingly cost-competitive;
•Ameren Missouri's ability to earn, utilize, or transfer at a reasonable price federal production and investment tax credits related to renewable energy projects and nuclear energy production; the cost of wind, solar, and other renewable generation and battery storage technologies; and our ability to obtain timely interconnection agreements with the MISO or other regional transmission organizations at an acceptable cost for each facility;
•the presidential administration's change in federal domestic energy policy to support investment in fossil fuel infrastructure and the effect it has on Ameren Missouri's ability to construct and/or acquire renewable energy generation facilities and battery storage;

•the outcome of the MISO long-range transmission planning process, including potential changes to planned projects, the ability to obtain competitively bid or assigned projects and related approvals, including CCNs from the MoPSC and ICC or any other required approvals, and changes in applicable legislative or regulatory frameworks;
•the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments, including as they relate to the construction and acquisition of electric and natural gas utility infrastructure and the ability of counterparties to complete projects, which is dependent upon the availability of necessary materials and equipment, including those obligations that are affected by supply chain disruptions;
•advancements in energy technologies, including carbon capture, utilization, and sequestration, hydrogen fuel for electric production and energy storage, next generation nuclear, and large-scale long-cycle battery energy storage, and the impact of federal and state energy and economic policies with respect to those technologies;
•the effects of changes in federal, state, or local laws and other domestic or international governmental actions, including monetary, fiscal, foreign trade, and energy policies, foreign trade tariffs, executive orders, geopolitical developments, or extended federal government shutdowns or defunding;
•the effects of changes in federal, state, or local tax laws or rates; additional regulations, interpretations, amendments, or technical corrections to, or in connection with the One Big Beautiful Bill Act (OBBBA) and the Inflation Reduction Act of 2022 (IRA), including the effects of the OBBBA as it relates to construction timelines of solar and wind projects along with the ability to obtain materials for these projects to be eligible for federal production and investment tax credits, and the effects of the IRA as it relates to the 15% minimum tax on adjusted financial statement income; and any challenges to the tax positions we have taken, as well as resulting effects on customer rates and the recoverability of the minimum tax imposed under the IRA;
•the cost and availability of fuel, such as low-sulfur coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of natural gas for distribution and the cost and availability of purchased power, including capacity, zero emission credits, renewable energy credits, and emission allowances; and the level and volatility of future market prices for such commodities and credits;
•disruptions in the delivery of fuel, failure of our fuel suppliers to provide adequate quantities or quality of fuel, or lack of adequate inventories of fuel, including nuclear fuel assemblies primarily from the one Nuclear Regulatory Commission-licensed supplier of assemblies for Ameren Missouri's Callaway Energy Center;
•the cost and availability of transmission capacity required for the energy generated by Ameren Missouri's energy centers or as required to satisfy our energy sales;
•the effectiveness of our risk management strategies and our use of financial and derivative instruments;
•the ability to obtain sufficient insurance, or, in the absence of insurance, the ability to timely recover uninsured losses from our customers;
•the impact of cyberattacks and data security risks on us, our suppliers, or other entities on the grid, including those arising from generative or agentic artificial intelligence, which could, among other things, result in the loss of operational control of energy centers and electric and natural gas transmission and distribution systems and/or the loss of data, such as customer, employee, financial, and operating system information;
•acts of sabotage, which have increased in frequency and severity within the utility industry, war, terrorism, or other intentionally disruptive acts;
•business, economic, geopolitical, and capital market conditions, including foreign trade tariffs or trade wars, evolving federal regulatory priorities, and the impact of such conditions on interest rates, inflation, commodity prices, and investments;
•the impact of inflation or a recession on our customers and suppliers and the related impact on our results of operations, financial position, and liquidity;
•disruptions of the capital and credit markets, deterioration in our credit metrics, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity, and our ability to access the capital and credit markets on reasonable terms when needed;
•the actions of credit rating agencies and the effects of such actions;
•the impact of weather conditions and other natural conditions on us and our customers, including the impact of system outages and the level of wind and solar resources;
•the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;
•the ability to maintain system reliability by Ameren Missouri and the electric utility industry, as well as Ameren Missouri’s ability to meet existing or future generation capacity and power obligations;
•the effects of failures of electric generation, electric and natural gas transmission or distribution, or natural gas storage facilities systems and equipment, which could result in unanticipated liabilities or unplanned outages;
•the operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, as well as the ability to recover costs associated with such outages and the impact of such outages on off-system sales and purchased power, among other things;
•Ameren Missouri’s ability to recover the remaining investment and decommissioning costs associated with the retirement of an energy center, as well as the ability to earn a return on that remaining investment and those decommissioning costs;
•the impact of current environmental laws or their interpretation and new, more stringent, or changing requirements and environmental policies, including those related to the New Source Review provisions of the Clean Air Act, carbon dioxide, nitrogen oxides, sulfur dioxide, and other emissions and discharges, Illinois emission standards, cooling water intake structures, coal combustion residuals, energy efficiency, and wildlife protection, that could limit, terminate or otherwise modify the operation of certain of Ameren Missouri's energy centers, increase our operating costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;
•the impact of complying with renewable energy standards in Missouri and Illinois and with the zero emission standard in Illinois;
•the effectiveness of Ameren Missouri's customer energy-efficiency programs and the related revenues and performance incentives earned under its MEEIA programs;
•labor disputes, workforce reductions, our ability to attract and retain professional and skilled-craft employees, changes in future wage and employee benefits costs, including those resulting from changes in discount rates, mortality tables, returns on benefit plan assets, and other assumptions;
•the impact of negative opinions of us or our utility services that our customers, investors, legislators, regulators, creditors, rating agencies, or other stakeholders may have or develop, which could result from a variety of factors, including failures in system reliability, failure to implement our investment plans or to protect sensitive customer information, increases in rates, negative media coverage, or concerns about company policies or practices;
•the impact of adopting new accounting and reporting guidance;
•the effects of strategic initiatives, including mergers, acquisitions, divestitures, and reorganizations;
•legal and administrative proceedings;

•pandemics or other significant global health events, and their impacts on our results of operations, financial position, and liquidity; and
•the impacts of global conflicts and related sanctions imposed by the United States and other governments, including potential impacts on the cost and availability of fuel, natural gas, enriched uranium, and other commodities, materials, and services.

New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.
# # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating Revenues:
Electric	$1,445	$1,620	$7,668	$6,540
Natural gas	337	321	1,131	1,083
Total operating revenues	1,782	1,941	8,799	7,623
Operating Expenses:
Fuel and purchased power	242	527	2,306	1,681
Natural gas purchased for resale	115	106	348	320
Other operations and maintenance	527	514	1,974	1,969
Depreciation and amortization	400	465	1,568	1,590
Taxes other than income taxes	138	131	577	547
Total operating expenses	1,422	1,743	6,773	6,107
Operating Income	360	198	2,026	1,516
Other Income, Net	90	124	347	417
Interest Charges	206	171	776	663
Income Before Income Taxes	244	151	1,597	1,270
Income Taxes (Benefit)	(9)	(57)	136	83
Net Income	253	208	1,461	1,187
Less: Net Income Attributable to Noncontrolling Interests	1	1	5	5
Net Income Attributable to Ameren Common Shareholders	$252	$207	$1,456	$1,182

Earnings per Common Share – Basic	$0.93	$0.77	$5.38	$4.43

Earnings per Common Share – Diluted	$0.92	$0.77	$5.35	$4.42

Weighted-average Common Shares Outstanding – Basic	271.5	267.4	270.5	266.8
Weighted-average Common Shares Outstanding – Diluted	273.7	268.9	272.2	267.4

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	December 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$13	$7
Accounts receivable - trade (less allowance for doubtful accounts)	665	525
Unbilled revenue	415	346
Miscellaneous accounts receivable	107	96
Inventories	774	762
Current regulatory assets	387	366
Other current assets	210	162
Total current assets	2,571	2,264
Property, Plant, and Equipment, Net	39,313	36,304
Investments and Other Assets:
Nuclear decommissioning trust fund	1,526	1,342
Goodwill	411	411
Regulatory assets	2,524	2,397
Pension and other postretirement benefits	977	757
Other assets	1,154	1,123
Total investments and other assets	6,592	6,030
TOTAL ASSETS	$48,476	$44,598
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$973	$317
Short-term debt	643	1,143
Accounts and wages payable	1,254	1,059
Interest accrued	229	196
Customer deposits	238	223
Other current liabilities	570	475
Total current liabilities	3,907	3,413
Long-term Debt, Net	18,214	17,262
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes and production and investment tax credits, net	5,181	4,474
Regulatory liabilities	6,255	5,897
Asset retirement obligations	849	822
Other deferred credits and liabilities	540	487
Total deferred credits and other liabilities	12,825	11,680
Shareholders’ Equity:
Common stock	3	3
Other paid-in capital, principally premium on common stock	8,106	7,513
Retained earnings	5,292	4,604
Accumulated other comprehensive loss	—	(6)
Total shareholders’ equity	13,401	12,114
Noncontrolling Interests	129	129
Total equity	13,530	12,243
TOTAL LIABILITIES AND EQUITY	$48,476	$44,598

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Year Ended December 31,
	2025	2024
Cash Flows From Operating Activities:
Net income	$1,461	$1,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,612	1,524
Amortization of nuclear fuel	56	81
Amortization of debt issuance costs and premium/discounts	19	19
Deferred income taxes and production and investment tax credits, net	253	127
Allowance for equity funds used during construction	(88)	(76)
Stock-based compensation costs	28	28
Other	63	87
Changes in assets and liabilities	(51)	(214)
Net cash provided by operating activities	3,353	2,763
Cash Flows From Investing Activities:
Capital expenditures	(4,128)	(4,319)
Nuclear fuel expenditures	(46)	(91)
Purchases of securities – nuclear decommissioning trust fund	(440)	(584)
Sales and maturities of securities – nuclear decommissioning trust fund	416	564
Other	53	(26)
Net cash used in investing activities	(4,145)	(4,456)
Cash Flows From Financing Activities:
Dividends on common stock	(768)	(714)
Dividends paid to noncontrolling interest holders	(5)	(5)
Short-term debt, net	(499)	607
Maturities and extinguishment of long-term debt	(341)	(893)
Issuances of long-term debt	1,960	2,535
Issuances of common stock	574	273
Employee payroll taxes related to stock-based compensation	(13)	(8)
Debt issuance costs	(24)	(31)
Other	—	(15)
Net cash provided by financing activities	884	1,749
Net change in cash, cash equivalents, and restricted cash	92	56
Cash, cash equivalents, and restricted cash at beginning of year(a)	328	272
Cash, cash equivalents, and restricted cash at end of year(b)	$420	$328
(a)Includes $7 million of cash and cash equivalents and $321 million of restricted cash as of December 31, 2024.
(b)Includes $13 million of cash and cash equivalents and $407 million of restricted cash as of December 31, 2025.

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,105	2,933	13,675	13,041
Commercial	3,294	3,210	13,972	13,620
Industrial	979	997	4,087	4,096
Street lighting and public authority	18	18	62	65
Ameren Missouri retail load subtotal	7,396	7,158	31,796	30,822
Off-system sales	1,009	648	3,466	4,011
Ameren Missouri total	8,405	7,806	35,262	34,833
Ameren Illinois Electric Distribution
Residential	2,759	2,492	11,516	10,945
Commercial	2,972	2,859	11,755	11,631
Industrial	2,692	2,679	10,485	10,949
Street lighting and public authority	99	93	398	386
Ameren Illinois Electric Distribution total	8,522	8,123	34,154	33,911
Ameren total	16,927	15,929	69,416	68,744
Electric Revenues (in millions):
Ameren Missouri
Residential	$356	$312	$1,839	$1,638
Commercial	296	265	1,450	1,313
Industrial	73	65	342	311
Other, including street lighting and public authority	52	49	88	100
Ameren Missouri retail load subtotal	$777	$691	$3,719	$3,362
Off-system sales and capacity	(39)	254	912	485
Ameren Missouri total	$738	$945	$4,631	$3,847
Ameren Illinois Electric Distribution
Residential	$351	$307	$1,483	$1,254
Commercial	189	168	785	680
Industrial	55	48	199	178
Other, including street lighting and public authority	(40)	(1)	(68)	(23)
Ameren Illinois Electric Distribution total	$555	$522	$2,399	$2,089
Ameren Transmission
Ameren Illinois Transmission(a)	$155	$142	$637	$564
ATXI	49	53	226	218
Eliminate affiliate revenues	—	—	(1)	(1)
Ameren Transmission total	$204	$195	$862	$781
Other and intersegment eliminations	(52)	(42)	(224)	(177)
Ameren total	$1,445	$1,620	$7,668	$6,540
(a)Includes $37 million, $29 million, $160 million, and $119 million, respectively, of electric operating revenues from transmission services provided to the Ameren Illinois Electric Distribution segment.

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Gas Sales - dekatherms (in millions):
Ameren Missouri	6	5	21	18
Ameren Illinois Natural Gas	51	48	171	163
Ameren total	57	53	192	181
Gas Revenues (in millions):
Ameren Missouri	$55	$43	$164	$146
Ameren Illinois Natural Gas	282	278	968	938
Eliminate affiliate revenues	—	—	(1)	(1)
Ameren total	$337	$321	$1,131	$1,083
		December 31, 2025		December 31, 2024
Common Stock:
Shares outstanding (in millions)		276.4		269.9
Book value per share		$48.48		$44.88